Exhibit 3.107

CERTIFICATE OF FORMATION

OF

A Limited Liability Company

FIRST:	The name of the limited liability company is: Brandywine Dabney, L.L.C.

SECOND:	Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is CORPORATION SERVICE COMPANY.

IN WITNESS WHEREOF, the undersigned, being the individual forming the Company, has executed, signed and acknowledged this Certificate of Formation this 16th day of September, 1998.

/s/ Jacqueline Y. Eastridge
Jacqueline Y. Eastridge
Authorized Person

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 04:20 PM 09/16/1998 981359970 - 2945179

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 01:25 PM 03/06/2000 001111727 - 2945179

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF FORMATION OF
BRANDYWINE DABNEY, L.L.C.

This Certificate of Amendment to Certificate of Formation of Brandywine Dabney, L.L.C. (the "Company") has been duly executed and is being filed by the undersigned authorized person pursuant to 6 Del C. §18-202

1.	The Certificate of Formation of the Company is hereby amended by deleting Section Second thereof in its entirety, and by substituting in lieu thereof a new Section Second:

"Second: The address of the registered office of Brandywine Dabney, L.L.C. in the State of Delaware, County of New Castle is c/o PHS Corporate Services, Inc., 1201 Market Street, Suite 1600, Wilmington, Delaware 19801."

          IN WTTNESS WHEREOF, the undersigned authorized person has duly executed this Certificate of Amendment to Certificate of Formation as of February 29, 2000.

/s/ Jacqueline Y. Eastridge
Jacqueline Y. Eastridge, Authorized Person